Exhibit 5.1

Travers Smith LLP 10 Snow Hill, London, EC1A 2AL

T: +44 (0)20 7295 3000  |  www.traverssmith.com

Noble Finco Limited 3rd Floor 1 Ashley Road Altrincham Cheshire WA14 2DT FAO the Board of Directors	Your ref: Our ref: Doc ID: Direct line: Email:	RRS/AUA 4132-9349-5606 +44 (0)20 7295 3000 richard.spedding @traverssmith.com

March 31, 2022

Dear Directors

Legal opinion regarding shares of Noble Finco Limited

1.	INTRODUCTION

We are acting as advisers as to English law to Noble Finco Limited, a private limited company incorporated under the laws of England and Wales (the “Company”). We understand that the Company intends to file, on or around the date hereof, a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities Exchange Commission (the “SEC”). Upon completion of the business combination described in the Registration Statement and the exchange offer prospectus contained therein (the “Business Combination”), we understand that the Company will become the ultimate holding company of the Noble group. We have been asked to provide an opinion on certain matters, as set out below, in connection with the filing of the Registration Statement.

2.	DOCUMENTS REVIEWED

We have examined the documents listed in Appendix 3 to this opinion. Terms defined in the Appendices have the same meaning where used in this opinion.

3.	NATURE OF OPINION AND OBSERVATIONS

3.1

This opinion is confined to matters of English law (including case law) as at the date of this opinion. We express no opinion with regard to any system of law other than the laws of England as currently applied by the English courts. In particular:

Travers Smith LLP is a limited liability partnership registered in England and Wales under number OC 336962 and is authorised and regulated by the Solicitors Regulation Authority (SRA number 489478). A list of the members of Travers Smith LLP is open to inspection at our registered office and principal place of business: 10 Snow Hill London EC1A 2AL

March 31, 2022

3.1.1

by giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect;

3.1.2

to the extent that the laws of any other jurisdiction may be relevant, our opinion is subject to the effect of such laws. We express no views in this opinion on the validity of the matters set out in any opinion given in relation to such laws;

3.1.3

we have not been responsible for verifying whether statements of fact (including foreign law), opinion or intention in any documents referred to in this opinion or in any related documents are accurate, complete or reasonable; and

3.1.4

the term “non-assessable” has no recognised meaning in English law but for the purposes herein the term means that, under the Companies Act 2006 (as amended), the draft articles of association of the Company filed with the Registration Statement (the “Articles”) and any resolution passed in accordance with the Articles approving the issuance of the Shares (as defined below), no holder of such Shares is liable, solely because of such holder’s status as a holder of such Shares, for additional payments or calls on the relevant Shares to or by the Company or its creditors.

4.	OPINION

On the basis stated in paragraph 3, and subject to the assumptions in Appendix 1 and the qualifications in Appendix 2, we are of the opinion that the 156,474,852 A Ordinary Shares of US$0.00001 each being registered (the “Shares”), will be validly issued, fully paid and non-assessable when all of: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”); (ii) the Business Combination shall have completed; and (iii) valid entries in the books and registers of the Company have been made.

5.	CONSENT TO FILING

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations promulgated thereunder.

March 31, 2022

Yours faithfully

/s/ Travers Smith LLP

Travers Smith LLP

March 31, 2022

APPENDIX 1

ASSUMPTIONS

In considering the documents listed in Appendix 3 and in rendering this opinion, we have (with your consent and without any further enquiry) assumed:

1.

Powers and Duties: the Directors of the Company when authorising the allotment of the Shares will exercise their powers in accordance with their duties under English law and the articles of association of the Company at the relevant time;

2.	Adoption of Articles: the Articles have been validly and lawfully adopted prior to the Shares being allotted;

3.	Re-registration: the Company is re-registered as a public limited company prior to the Shares being allotted, in accordance with the terms of the Business Combination Agreement (as defined below);

4.

Shareholder resolution: to the extent required by law, the shareholder(s) of the Company passes, by the requisite majority, an ordinary resolution (an “Allotment Resolution”) authorising the Directors of the Company to allot the Shares;

5.

Compliance with FSMA: (i) no Shares, or rights to subscribe for Shares, have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (“FSMA”) or of any other law or regulation concerning offers to the public, invitations to subscribe for, or to acquire rights to, or otherwise acquire, shares in the United Kingdom; and (ii) in issuing and allotting the Shares, the Company is not carrying on a regulated activity for the purposes of section 19 of FSMA;

6.

Compliance with Agreements: to the extent that any of the Shares are to be issued under the terms of plans attributable to restricted stock units or the terms of warrant instruments, the holders of such awards or warrants shall comply with the procedures set out in such plans or instruments in order to acquire the Shares, in particular the due execution of any notices or consents; that the Shares are duly allotted in accordance with any Allotment Resolution; and the Company complies with such documentation at all times in effecting the issue of the Shares and has adopted the prescribed procedures therein to ensure that the Shares are paid up at least as to nominal value and (where relevant) as to the amount of any additional exercise price;

7.

Authenticity: the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us whether as originals or copies (and whether in hard copy or electronic form);

8.	Copies: the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail versions;

March 31, 2022

9.	Officer’s Certificate: that each of the statements contained in a certificate of an Officer of the Company dated March 29, 2022 (the “Certificate”) is true and correct as at the date of this opinion;

10.

Company Search: that the information revealed by our search (carried out by us or by Perfect Information Ltd. on our behalf on March 29, 2022) of the public documents of the Company kept at Companies House in Cardiff (the “Company Search”) (i) was accurate in all respects and has not since the time of such searches been altered, and (ii) was complete and included all relevant information which had been properly submitted to the Registrar of Companies;

11.

Winding-up Enquiry: that the information revealed by our oral enquiry on March 29, 2022 of the Central Registry of Winding-up Petitions (the “Winding-up Enquiry”) was accurate in all respects and has not since the time of such enquiry been altered; and

12.

No change in law: There is no change in law or regulation from the date of this opinion to completion of the Business Combination that would have the effect of rendering any of our opinions invalid, void or otherwise incorrect.

March 31, 2022

APPENDIX 2

QUALIFICATIONS

Our opinion is subject to the following qualifications:

1.	Company Search: the Company Search is not capable of revealing conclusively whether or not:

1.1	a winding-up order has been made or a resolution passed for the winding up of a company; or

1.2	an administration order has been made; or

1.3	a receiver, administrative receiver, administrator or liquidator has been appointed; or

1.4	a court order has been made under the Cross Border Insolvency Regulations 2006,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately.

In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court;

2.

Winding-up Enquiry: the Winding-up Enquiry relates only to the presentation of (i) a petition for the making of a winding-up order or the making of a winding-up order by the Court, (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order, and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted, because:

2.1	details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Registry of Winding-up Petitions immediately;

2.2

in the case of an application for the making of an administration order and such order and the presentation of a notice of intention to appoint or notice of appointment, if such application is made to, order made by or notice filed with, a Court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Registry of Winding-up Petitions;

March 31, 2022

2.3	a winding-up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Registry immediately;

2.4

details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

2.5	with regard to winding-up petitions, the Central Registry of Winding-up Petitions may not have records of winding-up petitions issued prior to 1994.

3.	We express no opinion on any appraisal rights that may arise as a matter of the laws of any other country.

March 31, 2022

APPENDIX 3

1.

a copy of the business combination agreement between the Company, Noble Corporation, Noble Newco Sub Limited and The Drilling Company of 1972 A/A dated November 10, 2021 (the “Business Combination Agreement”);

2.	a copy of the draft Registration Statement dated March 31, 2022; and

3.	the Certificate.